                                                                    Exhibit 12.1


  AMENDED RATIO OF EARNINGS TO FIXED CHARGES
                                                     For the three months
                                                       ended March 31,                 For the years ended December 31,
                                                       ---------------     -------------------------------------------------------
                                                      2001        2000       2000        1999        1998        1997     1996 (1)
                                                      ----        ----       ----        ----        ----        ----     --------
Earnings:
Pre-tax income from operations before adjustment
for income or loss from equity investees             18,494      15,345     135,462      75,851      54,272      14,675   (19,301)
Fixed charges                                        17,112      17,031      70,112      67,292      50,980      48,806    58,902
 Plus: amortization of capitalized interest           4,123       1,993      14,233      15,759      15,593       7,580     9,630

   Plus: distributed income (loss) from
     equity investees                                 3,316          --       2,968       1,884       1,035       6,029       200
 Less: capitalized interest                          (7,516)     (7,915)    (37,600)    (38,163)    (29,594)    (18,025)  (19,235)
                                                   --------    --------    --------    --------    --------    --------   --------
EARNINGS AVAILABLE FOR FIXED CHARGES                 35,529      26,454     185,175     122,623      92,286      59,065    30,196

Fixed charges:
Interest incurred, both expensed and capitalized     15,168      15,012      62,100      60,503      44,993      42,590    49,063

Debt issue cost amortization in the period              898       1,224       4,630       4,522       3,628       2,027     5,959

Rental expense representative of interest factor      1,046         795       3,382       2,267       1,308       1,117       814

Preferred stock dividend                                 --          --           0           0       1,051       3,072     3,066
                                                   --------    --------    --------    --------    --------    --------   -------
FIXED CHARGES                                        17,112      17,031      70,112      67,292      50,980      48,806    58,902

RATIO OF EARNINGS TO FIXED CHARGES                     2.08        1.55        2.64        1.82        1.81        1.21       .51